Exhibit 3.5
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CONSTANT CONTACT, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

     Constant Contact, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
     The Board of Directors of the Corporation duly adopted resolutions, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Second Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendments to be advisable and in the best interests of the Corporation. The stockholders of the Corporation duly approved said proposed amendments by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and written notice of such consent has been or will be given to all stockholders who have not consented in writing to said amendments. The resolutions setting forth the amendments are as follows:
     RESOLVED: That Article IV(A) of the Second Amended and Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:
“A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is fifty-three million three hundred nine thousand seven hundred seventy-eight (53,309,778). The total number of shares of common stock authorized to be issued is forty million (40,000,000), par value $0.01 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is thirteen million three hundred nine thousand seven hundred seventy-eight (13,309,778), par value $0.01 per share (the “Preferred Stock”), of which one million twenty six thousand six hundred eighty (1,026,680) shares are designated as “Series A Preferred Stock”, nine million seven hundred sixty one thousand six hundred sixty six (9,761,666) shares are designated as “Series B Preferred Stock” and two million five hundred twenty-one thousand four hundred thirty-two (2,521,432) shares are designated as “Series C Preferred Stock”.”

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President and Chief Executive Officer this 29th day of August, 2007.

CONSTANT CONTACT, INC.
By:	/s/ Gail F. Goodman
	Name:	Gail F. Goodman
	Title:	President and Chief Executive Officer